Exhibit 10.2

INCENTIVE BONUS AGREEMENT

THIS INCENTIVE BONUS AGREEMENT (the “Agreement”), dated this 30th day of April, 2010, by and between BIGLARI HOLDINGS INC., an Indiana corporation (“Company”), and SARDAR BIGLARI (“Executive”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to enter into this Incentive Bonus Agreement to define and set forth the terms and conditions of certain compensation to be paid to Executive by Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by Company and Executive as follows:

1.    Employment.  Executive is currently the Chairman and Chief Executive Officer of Company.  The terms and provisions of this Agreement shall apply during the term of employment of Executive with Company and for such periods after such term of employment as provided herein.  Executive’s employment with Company is at-will and nothing contained herein shall be deemed to create any other employment relationship between Company and Executive.

2.    Compensation and Other Benefits.  Subject to the provisions of this Agreement, Company shall pay and provide the following compensation to Executive (together with Executive’s annual base salary, the “Cash Compensation”):

(a)     Incentive Compensation.

(i)    Company shall pay to Executive, determined as of the last day of each fiscal year of Company (including any fiscal year in which any of the events set forth in Section 4(a) occur) (“Incentive Compensation Calculation Date”), incentive compensation equal to the Incentive Compensation Amount (as defined below) as of such Incentive Compensation Calculation Date; provided, however, that no duplicate Incentive Compensation Amount shall be paid to Executive in any fiscal year.  The Incentive Compensation Amount shall be paid to Executive as promptly as practicable after each Incentive Compensation Calculation Date, and in no event later than 75 days thereafter (the “Payment Date”), subject to Section 6(c).  The “Incentive Compensation Amount” means the amount computed (subject to proration with respect to any fiscal year during the term of this Agreement in which any of the events set forth in Section 4(a) occurs, determined based on the date of such event) using the following formula where “x” equals 1.05 (subject to proration for the 2010 fiscal year and any short fiscal year during the term of this Agreement) and “n” equals the number of years between the most recent Incentive Compensation Calculation Date and the Incentive Compensation Calculation Date on which the High Water Mark was achieved:

(0.25)(New Book Value - ((High Water Mark)(x)n))

(ii)    “Book Value” equals the amount of Total Shareholders’ Equity as set forth in the Consolidated Statement of Financial Position of the Company, prepared in accordance with the accounting principles adopted by Company (as set forth in the Company’s Annual Report on Form 10-K for the applicable fiscal year), as of the applicable Incentive Compensation Calculation Date.  Book Value as of the applicable Incentive Compensation Calculation Date shall be determined by reference to the consolidated net income and other comprehensive income of the Company, and appropriate adjustments to such Book Value shall be made for any dividends, shares issuances or buybacks and other factors in accordance with Exhibit A hereto (but Book Value for the next succeeding Incentive Compensation Calculation Date shall not reflect such prior adjustments).  The computations and procedures required to calculate Book Value, including without limitation, any accounting procedures used to implement any adjustments, allocations and other matters, shall be made in such reasonable manner as the Company in good faith shall determine to be appropriate and in accordance with Exhibit A hereto, and shall be subject to the approval of the Governance, Compensation and Nominating Committee (the “Committee”) of the Board of Directors of the Company (the “Board”).

(iii)    “New Book Value” equals the Book Value as the most recent Incentive Compensation Calculation Date.

(iv)    “High Water Mark” equals the highest Book Value after reduction for the Incentive Compensation Amount then paid, as of any preceding Incentive Compensation Calculation Date (but without giving effect to any adjustments made with respect to such Incentive Compensation Calculation Date).  In the case of the first Incentive Compensation Calculation Date, such High Water Mark shall mean the Book Value as of July 7, 2010.

(b)    New Book Value and the Incentive Compensation Amount with respect to each Incentive Compensation Calculation Date shall be determined by the Chief Financial Officer of Company in accordance with Section 2(a) and shall be subject to the approval of the Committee.  Company shall deliver to Executive, following approval by the Committee and within forty-five (45) days after the applicable Incentive Compensation Calculation Date, a statement (the “Incentive Compensation Statement”) setting forth the New Book Value and Incentive Compensation Amount with respect to such Incentive Compensation Calculation Date and showing its calculations in reasonable detail.  Executive shall have a period of ten (10) days after the date on which the Incentive Compensation Statement is delivered to him (the “Incentive Compensation Review Period”) to review the Incentive Compensation Statement, during which period Executive shall have access to the relevant books and records of Company.  If Executive objects to the calculation of the New Book Value or the Incentive Compensation Amount as set forth on such Incentive Compensation Statement, Executive shall so inform Company in writing (the “Incentive Compensation Objection”) on or before the last day of the Incentive Compensation Review Period, setting forth in reasonable detail the basis of the Incentive Compensation Objection and the adjustments to New Book Value and/or the Incentive Compensation Amount which Executive believes should be made.  In the event that an Incentive Compensation Objection is not delivered to Company on or before the last day of the Incentive Compensation Review Period, Executive shall be deemed to have agreed to the Incentive Compensation Statement.  In the event that an Incentive Compensation Objection is delivered to Company on or before the last day of the Incentive Compensation Review Period, Company, through the Committee, and Executive shall attempt in good faith to reach an agreement with respect to any matters in dispute.  If Company and Executive are unable to resolve all of their differences within five (5) days after delivery of the Incentive Compensation Objection to Company, they shall refer their remaining differences to a nationally recognized independent public accounting firm mutually agreed upon by the Committee and Executive, which may be Company’s independent registered public accounting firm (the “Accountants”).  The Accountants shall, based on those items as to which Company and Executive have agreed and the Accountants’ determination regarding those items in dispute, make a recommendation as to the New Book Value and Incentive Compensation Amount with respect to the applicable Incentive Compensation Calculation Date within fifteen (15) days after submission of the dispute to the Accountants, but in no event later than two (2) business days prior to the Payment Date.  The Accountants’ determination shall be set forth in writing.  Company shall pay the fees of the Accountants in connection therewith.  The Committee shall consider the recommendation of the Accountants, but the Committee’s final determination shall be conclusive and binding upon the parties hereto.

3.    Purchase of Company Stock.  Executive shall use an amount equal to 30% of the amount payable to Executive pursuant to Section 2 hereof (such amounts payable pursuant to Section 2, “Incentive Payments”), without regard to any taxes that may be withheld pursuant to Section 6(c) hereof, to purchase shares of Company’s common stock (the “Shares”).  Executive shall purchase the Shares on the open market within 120 calendar days of receipt of any Incentive Payments, provided that if the Executive is restricted from buying the Shares for at least 90 calendar days of such 120 calendar days pursuant to Company’s insider trading policy, Executive will use his reasonable best efforts to purchase the Shares as promptly thereafter as practicable, subject to any restrictions imposed by Company’s insider trading policy. Executive shall be required to hold the Shares for a minimum of three (3) years from the date of purchase, unless one of the events set forth in Section 4(a) occurs.  Executive shall notify Company upon his purchase of any Shares pursuant to this provision.  The Committee and Executive shall work together in good faith to establish appropriate procedures to implement and monitor compliance with the provisions of this Section 3, which may include, without limitation, placing stop transfer instructions with respect to such Shares or holding such Shares in a custodial account.

4.    Purchase Option.

(a)    If, on or prior to the third anniversary of this Agreement (the “Option Expiration Date”), (i) there is a “Change in Control” (as defined below), (ii) Executive is terminated by Company without “Cause” (as defined below) or (iii) Executive resigns from his employment with Company for “Good Reason” (as defined below), Executive shall have the option, exercisable by written notice to Company given within 30 days after the occurrence of any such event, to purchase Biglari Capital Corp. from Company for a purchase price (the “Purchase Option Price”) equal to the sum of (x) the Adjusted Capital (as defined in the Amended and Restated Agreement of Limited Partnership, dated as of July 1, 2002, of The Lion Fund, L.P., as the same may be amended (the “Partnership Agreement”)) balance, if any, of Biglari Capital Corp., in its capacity as general partner of The Lion Fund, L.P., as of the Purchase Option Closing Date (as defined below), plus (y) the total Incentive Reallocation (as defined in, and calculated in accordance with Section 5.02 of, the Partnership Agreement) for the period from January 1 of the year in which such event occurs through the close of business on the Purchase Option Closing Date (the “Purchase Option”).  If, and to the extent that, Company shall have received distributions from Biglari Capital Corp. in respect of such Adjusted Capital balance or Incentive Reallocation prior to the date of purchase, the amount to be paid to Company pursuant to the immediately preceding sentence is to be reduced by the amount of such prior distributions.  The closing of such purchase shall take place on a date mutually agreeable to Company and Executive, but in no event later than 30 days after Executive’s exercise of the Purchase Option (the “Purchase Option Closing Date”).  On the Purchase Option Closing Date, Company shall deliver the certificate or certificates representing the shares of capital stock of Biglari Capital Corp., duly endorsed in blank for transfer or accompanied by a separate stock power duly executed in blank for transfer, against payment therefor by wire transfer of immediately available funds.  Company shall convey such shares to Executive free and clear of all liens, claims and encumbrances.

(b)    “Change in Control” means (i) the consummation of a merger or consolidation of Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned, directly or indirectly, by persons who were not shareholders of Company immediately prior to such merger, consolidation or other reorganization; (ii) the sale, transfer or other disposition of all or substantially all of Company’s assets; (iii) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of the Board at the beginning of such period or whose election as a member of the Board was previously so approved; (iv) any transaction as a result of which any person, other than Executive or his affiliates, is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Company representing at least 50% of the total voting power represented by Company’s then outstanding voting securities.

(c)    “Cause” means (i) Executive is convicted of a felony involving moral turpitude or (ii) Executive is guilty of willful gross neglect or willful gross misconduct in carrying out his duties, resulting, in either case, in material economic harm to Company.

(d)    “Good Reason” means the occurrence of any of the following without Executive’s prior written consent: (i) a material reduction in Executive’s salary unless such reduction is in connection with a company-wide reduction in officers’ salaries; (ii) a material diminution in Executive’s duties, or the assignment to Executive of duties materially inconsistent with his authority, responsibilities and reporting requirements; (iii) the failure of the Board or a committee thereof to nominate Executive for election to the Board, Chairman of the Board and Chief Executive Officer, (iv) Company or the Board requires Executive to relocate his principal place of employment to a location other than San Antonio, Texas unless such relocation is temporary or the result of exigent circumstances; (v) the failure of Company to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the business or assets of Company not later than the effective date of such transaction; or (vi) a material breach of this Agreement by Company.  In the event that Executive elects to terminate his employment for Good Reason, he shall notify Company in writing of the grounds for such termination within thirty (30) calendar days of the commencement of such condition and Company shall have thirty (30) calendar days from receipt of such notice to cure such condition.

(e)    In the event Executive exercises the Purchase Option, Company shall provide to Executive a good faith estimate of the Purchase Option Price, which estimate shall be prepared as of the close of business on a date that is no more than three (3) business days prior to the Purchase Option Closing Date (the “Estimated Purchase Option Price”).  The purchase price payable on the Purchase Option Closing Date shall be based on the Estimated Purchase Option Price.

(f)    Company shall deliver, or cause to be delivered, to Executive, within twenty (20) days after the Purchase Option Closing Date, a statement (the “Purchase Option Statement”) setting forth the Purchase Option Price and showing its calculations in reasonable detail.  Executive shall have a period of ten (10) days after the date on which the Purchase Option Statement is delivered to him (the “Purchase Option Review Period”) to review the Purchase Option Statement, during which period Executive shall have access to the relevant books and records of Company.  If Executive objects to the calculation of the Purchase Option Price as set forth on such Purchase Option Statement, Executive shall so inform Company in writing (the “Purchase Option Objection”) on or before the last day of the Purchase Option Review Period, setting forth in reasonable detail the basis of the Purchase Option Objection and the adjustments to the Purchase Option Price which Executive believes should be made.  In the event that a Purchase Option Objection is not delivered to Company on or before the last day of the Purchase Option Review Period, Executive shall be deemed to have agreed to the Purchase Option Statement.  In the event that a Purchase Option Objection is delivered to Company on or before the last day of the Purchase Option Review Period, Company and Executive shall attempt in good faith to reach an agreement with respect to any matters in dispute.  If Company and Executive are unable to resolve all of their differences within ten (10) days after delivery of the Purchase Option Objection to Company, they shall refer their remaining differences to the Accountants.  The Accountants shall, based on those items as to which Company and Executive have agreed and the Accountants’ determination regarding those items in dispute, finally determine the Purchase Option Price within twenty (20) days after submission of the dispute to the Accountants.  The Accountants’ determination shall be set forth in writing and shall be conclusive and binding upon the parties hereto, absent manifest error.  Company shall pay the fees of the Accountants in connection therewith.

(g)    The “Final Purchase Option Price” shall be (i) if no Purchase Option Objection is sent to Company prior to the end of the Purchase Option Review Period, the Purchase Option Price set forth on the Purchase Option Statement delivered by Company, (ii) if a Purchase Option Objection is made but finally determined between Company and Executive prior to referring any such dispute to the Accountants, the Purchase Option Price so finally determined; and (iii) if a Purchase Option Objection is sent to the Accountants, the Purchase Option Price finally determined by the Accountants.

(h)    If the Final Purchase Option Price is greater than the Estimated Purchase Option Price, then Executive shall pay the amount of such excess to Company within five (5) business days after the determination of the Final Purchase Option Price.  If the Final Purchase Option Price is less than the Estimated Purchase Option Price, then Company shall pay the amount of such difference to Executive within five (5) business days after the determination of the Final Purchase Option Price.

5.    Severance Payment.

(a)    If the Purchase Option is not exercised by Executive pursuant to Section 4 on or prior to, and expires on, the Option Expiration Date, then, upon the occurrence of any of the events set forth in Section 4(a), Executive will be entitled to receive a payment (the “Severance Payment”) equal to 299% of the average annual Cash Compensation paid to Executive since the date of this Agreement, payable sixty (60) days after the occurrence of such event (the “Severance Payment Date”).  Notwithstanding the foregoing, if all or any portion of the Severance Payment, either alone or together with other payments and benefits which Executive receives or is then entitled to receive from Company or otherwise, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (or a similar or successor provision), Company shall reduce such Severance Payment hereunder to the extent necessary so that no portion of the Severance Payment shall be subject to the excise tax imposed by Section 4999 of the Code (or a similar or successor provision).  In no event shall Executive be entitled to receive more than one Severance Payment hereunder.

(b)    The determination of whether the Severance Payment shall be reduced as provided in Section 5(a) and the amount of any such reduction (the “Severance Payment Reduction”) shall be made by the Chief Financial Officer of Company and shall be subject to the approval of the Committee.  Company shall deliver to Executive, following approval by the Committee and within ten (10) days after the occurrence of any of the events set forth in Section 4(a) entitling Executive to receive the Severance Payment, a statement (the “Severance Payment Statement”) setting forth the Severance Payment Reduction and its determination thereof in reasonable detail.  Executive shall have a period of ten (10) days after the date on which the Severance Payment Statement is delivered to him (the “Severance Payment Review Period”) to review the Severance Payment Statement, during which period Executive shall have access to the relevant books and records of Company.  If Executive objects to the Severance Payment Reduction or the calculation thereof as set forth on such Severance Payment Statement, Executive shall so inform Company in writing (the “Severance Payment Objection”) on or before the last day of the Severance Payment Review Period, setting forth in reasonable detail the basis of the Severance Payment Objection.  In the event that a Severance Payment Objection is not delivered to Company on or before the last day of the Severance Payment Review Period, Executive shall be deemed to have agreed to the Severance Payment Statement.  In the event that a Severance Payment Objection is delivered to Company on or before the last day of the Severance Payment Review Period, Company, through the Committee, and Executive shall attempt in good faith to reach an agreement with respect to any matters in dispute.  If Company and Executive are unable to resolve all of their differences within ten (10) days after delivery of the Severance Payment Objection to Company, they shall refer their remaining differences to the Accountants.  The Accountants shall, based on those items as to which Company and Executive have agreed and the Accountants’ determination regarding those items in dispute, make a recommendation as to the Severance Payment Reduction, if any, within twenty (20) days after submission of the dispute to the Accountants, but in no event later than two (2) business days prior to the Severance Payment Date.  The Accountants’ determination shall be set forth in writing.  Company shall pay the fees of the Accountants in connection therewith.  The Committee shall consider the recommendation of the Accountants, but the Committee’s final determination shall be conclusive and binding upon the parties hereto.

6.    General Provisions.

(a)    Release.  Executive covenants and agrees that he shall not be entitled to the Severance Payment unless Executive unconditionally releases, within sixty (60) days after the date of the event giving rise to payment of the Severance Payment, Company and its subsidiaries and affiliates, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under any severance or termination arrangements of Company or any of its subsidiaries or affiliates.

(b)    Shareholder Vote.  No Incentive Payments under this Agreement shall be made to Executive prior to the approval of this Agreement in a separate vote by a majority vote of Company’s shareholders in accordance with the procedures set forth in Treasury Regulation Section 1.162-27(e)(4).  In the event that shareholder approval is not obtained at the first meeting of shareholders at which approval of this Agreement is submitted for shareholder approval, this Agreement shall terminate immediately and be of no further force or effect.  It is the express intention of the parties that Incentive Payments to be made to Executive constitute “qualified performance based compensation” for purposes of Section 162(m) of the Code.  This Agreement is intended to comply with the requirements of Treasury Regulations Section 1.162-27 and shall be interpreted and administered in accordance therewith.

(c)    Tax Withholding; Section 409A.  All amounts paid to Executive hereunder shall be subject to all applicable federal, state and local wage withholding.  This Agreement is intended to comply with the requirements of Section 409A of the Code (“409A”) and shall in all respects be administered in accordance with 409A.  All payments not otherwise exempt from 409A which are to be made after a termination of employment under this Agreement may only be made after a “separation from service” under 409A.  If upon Executive’s “separation from service” (within the meaning of 409A) from Company, Executive is then a “specified employee” (as defined by and determined in accordance with 409A), then solely to the extent necessary to comply with 409A and avoid the imposition of taxes under 409A, Company shall defer payment of “nonqualified deferred compensation,” subject to 409A, which is payable as a result of and would otherwise be paid within six (6) months following such separation from service, until the earlier of (a) the first business day of the seventh month after Executive’s separation from service, or (b) ten (10) days after Company receives written notice of Executive’s death.  All such delayed payments shall be paid in a lump sum without accrual of interest.  To the extent permissible by law, each payment and each installment described in this Agreement shall be considered a separate payment from each other payment or installment for purposes of 409A.

(d)    Notices.  Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or overnight courier, or facsimile, in any case delivered to the applicable address set forth below:

(i) To Company:

Biglari Holdings Inc.
175 East Houston Street, Suite 1300
San Antonio, Texas  78205
Attention:   Chief Financial Officer
                                                                     Chairman of Governance, Compensation and
                                                                     Nominating Committee
Facsimile:    (317) 633-4105

(ii) To Executive:

Sardar Biglari
9311 San Pedro Avenue, Suite 1440
San Antonio, Texas  78216
Facsimile:    (210) 344-3411

or to such other persons or other addresses as either party may specify to the other in writing.  Any such notice shall be deemed to have been given upon receipt.

(e)    Representation by Company.  Company represents that (i) the execution of this Agreement and the provisions herein have been duly authorized by Company, including, where necessary, by the Board and the Committee, (ii) the execution, delivery and performance of this Agreement does not violate any law, regulation, order, decree, agreement, plan or corporate governance document of or applicable to Company, and (iii) upon the execution and delivery of this Agreement, it shall be the valid and binding obligation of Company enforceable in accordance with its terms.

(f)    Assignment; Assumption of Agreement.  No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff by Executive in respect of any claim, debt, obligation or similar process, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.  This Agreement shall be binding upon and shall inure to the benefit of Company, its successors and assigns.  Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, operation of law or otherwise) to all or substantially all of the business or assets of Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession or assignment had taken place.  The term “Company” as used herein shall include any such successors and assigns.

(g)    Amendment.  No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the parties hereto.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(h)    Severability.  If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(i)    Governing Law and Arbitration.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana, without giving effect to that body of law relating to choice of laws.  Any controversy, dispute or claim between the parties relating to this Agreement shall be resolved by binding arbitration in Indiana, in accordance with the rules of the American Arbitration Association.

(j)    Entire Agreement.  This Agreement contains the entire agreement of Executive, Company and any predecessors or affiliates thereof with respect to the subject matter hereof and all prior agreements, term sheets, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof are superseded hereby.

(k)    Counterparts.  This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

BIGLARI HOLDINGS INC.

By:	/s/ Duane E. Geiger
	Name:	Duane E. Geiger
	Title:	Interim Chief Financial Officer

EXECUTIVE

/s/ Sardar Biglari
Sardar Biglari